UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2020

INTELLINETICS, INC.

(Exact name of Registrant as specified in its charter)

Nevada	000-31671	87-0613716
(State or other jurisdiction	(Commission	(I.R.S Employer
of incorporation)	File Number)	Identification No.)

2190 Dividend Dr., Columbus, Ohio	43228
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (614) 388-8908

Intellinetics, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	INLX	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 2.01 of this Current Report on Form 8-K (this “Report”) is incorporated by reference into this Item 1.01.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On April 21, 2020, Intellinetics, Inc., a Nevada corporation (the “Company”), acquired substantially all of the assets of CEO Imaging Systems, Inc., a Michigan corporation that does business as CEO Image Systems (“CEO Image”) (the “Acquisition”). Located in Plymouth, Michigan, CEO Image is a document solutions company that specializes in the K-12 education market, as well as financial services and others. CEO Image had $0.5 million in revenues and a net loss of $0.04 million in its most recent fiscal year, ended December 31, 2019 (unaudited). As of December 31, 2019, total assets for CEO Image were $0.05 million (unaudited).

The Acquisition was consummated pursuant to an Asset Purchase Agreement, dated as of April 21, 2020 (the “Purchase Agreement”), by and among the Company, as the purchaser, CEO Image, as the seller (the “Seller”), and Bradley R. Lahr as the shareholder. The initial purchase price for CEO Image consisted of approximately $300,000 in cash, on a cash-free, debt-free basis, subject to a post-closing net working capital adjustment, and payable in installments with $130,000 due upon closing, $70,000 due in August 2020, and $100,000 due in November 2020. In addition to the initial purchase price, two annual potential earnout payments of up to an aggregate of $370,000 will be payable to the Seller over two years if certain gross profit levels are achieved over those periods. The board of directors of the Company approved the Purchase Agreement and the transactions contemplated thereby.

The Acquisition was effective as of April 21, 2020. The Purchase Agreement contains customary representations and warranties as well as indemnification obligations by the Seller and shareholder, on the one hand, and by the Company, on the other hand, to each other. In addition, the Purchase Agreement contains a four year covenant not to compete by the Seller and shareholder against the Company and its affiliates in the acquired business, and related customary restrictive covenants. The Company financed the Acquisition through cash on hand.

The foregoing description of the Purchase Agreement is a summary of, and does not purport to be a complete statement of, the Purchase Agreement or the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed herewith as Exhibit 2.1 and incorporated herein by this reference.

Cautionary Note Regarding the Purchase Agreement

The Purchase Agreement has been attached as an exhibit hereto to provide investors with information regarding its terms. It is not intended to provide any other factual information about CEO Image, the Seller or the Company. The Purchase Agreement contains representations and warranties made by the Seller and the Company. Such representations and warranties were made only for the purposes of the Purchase Agreement, are solely for the benefit of the parties to the Purchase Agreement, and are not intended to be and should not be relied upon by any other person. In addition, these representations and warranties should not be treated as establishing matters of fact, but rather as a way of allocating risk between the parties. Moreover, certain of the representations and warranties may be subject to limitations agreed upon by the parties to the Purchase Agreement and are qualified by information in confidential disclosure schedules provided by the Seller to the Company. These representations and warranties may apply standards of materiality in a way that is different from what may be material to investors, and were made only as of the date of the Purchase Agreement or such other date or dates as may be specified in the Purchase Agreement and are subject to more recent developments. Accordingly, investors are not third party beneficiaries under the Purchase Agreement and should not rely on the representations and warranties in the Purchase Agreement as characterizations of the actual state of facts about CEO Image, the Seller, or the Company, or of any of their respective businesses, assets or contracts, or otherwise.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 2.01 of this Report is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

On April 24, 2020, the Company issued a press release disclosing the events set forth in this Report. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference. The information in this Item 8.01 of this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. The information in this Item 8.01 of this Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Name of Exhibit
2.1	Asset Purchase Agreement, dated as of April 21, 2020, by and among Intellinetics, Inc., CEO Imaging Systems, Inc., and Bradley R. Lahr
99.1	Press release issued by the Company, dated April 24, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLINETICS, INC.

	By:	/s/ Joseph D. Spain
Joseph D. Spain
Treasurer and Chief Financial Officer

Dated: April 24, 2020